US Precious Metals, Inc. Announces Former Ambassador Hans H. Hertell Has Joined its Board of Directors

MARLBORO, N.J., May 31, 2013 /PRNewswire/ -- US Precious Metals, Inc.  (USPR) announced today that Former Ambassador Hans H. Hertell has joined its Board of Directors.

An attorney with over 30 years experience in government, public affairs, business, and banking, Ambassador Hans H. Hertell was sworn in as the United States Ambassador to the Dominican Republic on November 8, 2001. At the time, the Dominican Republic was the fourth largest trading partner of the United States in the Western Hemisphere after Canada, Brazil and Mexico and the largest economy in Central America and the Caribbean. When he finished his tour on May 1, 2007, Ambassador Hertell was the second longest serving U.S. Ambassador in the world.

From 1992 to 1996 Ambassador Hertell was Managing Director of Latin America and the Caribbean for Black, Kelly, Scruggs and Healey, a government and public affairs company based in Washington, D.C. He was responsible for all aspects of the firm's activities in Latin America and the Caribbean. In that capacity, Ambassador Hertell represented several Fortune 50 companies as well as governments in the region. Previously, he was Chief Executive Officer and Chairman of Ponce Federal Bank (NYSE), one of the largest publicly traded corporations in the Caribbean, with $1.3 billion in assets. Ambassador Hertell was also one of the founding partners of the third largest full service law firm in Puerto Rico, Goldman, Antonetti, Ferraiuoli, Axtmayer and Hertell.

Ambassador Hertell was instrumental in the early development of a major gold exploration company currently listed on the NYSE.

Mr. Jerry Pane, Chairman and CEO of USPR stated, "we are very humbled at the interest we have received in the past few months from extremely accomplished professionals who have stepped up and taken notice of the recent efforts the Company. We have been in communication with Mr. Hertell for some time to align his expertise with the Company. He has agreed to become a director of the Company which is exciting for us, and we are in discussions with Mr. Hertell to expand his role with the Company”.

About US Precious Metals, Inc.:

US Precious Metals, Inc. is an exploration stage company engaged in the acquisition, exploration and development of mineral properties. We focus on gold, silver and copper primarily located in the State of Michoacan, Mexico where we own exploration and exploitation concessions to approximately 37,000 contiguous acres of mineral rights.  Important Note:  The USPR website is currently under construction due to the new corporate developments. The New Improved Corporate Website will be back online in the very near future.

Disclaimer/Disclosure:

This Press Release may contain, among other things, certain forward-looking statements, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). USPR news alerts send via SMS Text Message are free; however standard message & data rates may apply. Check with your wire carrier for more details.

U.S. Precious Metals, Inc. http://usprgold.com (Currently Under Construction)

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